For Immediate Release                    Contact:
Karen Marryat
Senior Vice President/Chief Marketing Officer
781-702-5741
kmarryat@bluehillsbank.com

Blue Hills Bank Mourns the Loss of Thomas M. Menino

HYDE PARK, MA - October 30, 2014 - Blue Hills Bank is deeply saddened by the death of Thomas M. Menino, former Mayor of the City of Boston and member of the Blue Hills Bank board of directors.

Mr. Menino joined the bank's board of directors in February of 2014, and he was proud to note that five generations of his family banked at Blue Hills Bank over several decades. He was a strong advocate for the local community and vocal in his desire to see the bank continue to expand its lending capabilities and geographic footprint to serve a greater number of area consumers and businesses.

“Tom Menino and Blue Hills Bank shared a long history with Hyde Park, and Tom was deeply interested in making sure that the bank continued to grow and support the local area. We were honored when he chose to join the Blue Hills Bank board of directors, given all of the many offers he undoubtedly received. Tom’s heart was always in Boston, and he looked forward to helping us increase our connectivity with other Boston-based institutions. We all hoped that Tom’s tenure on the board would be a long one, and we valued his insight and honesty. We extend our deepest sympathy to Tom’s wife Angela and their family,” commented William M. Parent, president and CEO of Blue Hills Bank.

Blue Hills Bank is a full service community bank headquartered in Hyde Park, MA. With assets of over $1.6 billion, the bank serves customers in Hyde Park, Brookline, Dedham, Milton, Nantucket, Norwood, West Roxbury and surrounding communities. Founded in 1871 as Hyde Park Savings Bank, the Bank is celebrating its 143rd year in business.